Exhibit 10.1
AWARD CANCELLATION AGREEMENT
     This Award Cancellation Agreement (this “Agreement”), is made and entered into as of the latest date set forth below, by and between _______________ (“Grantee”), and Collective Brands, Inc. (“CBI”), with reference to the following facts:
A.	Grantee was granted a Performance Share Unit award under the Collective Brands, Inc. 2006 Stock Incentive Plan (the “Plan”), which was evidenced by that certain Award Agreement dated June 4, 2007 ( the “Award”);

B.	Pursuant to the Award, Grantee has the potential to earn shares of CBI Common Stock based upon the appreciation of the price of CBI Common Stock;

C.	If payout under the Award were determined based on the value of CBI Common Stock through the date hereof, Grantee would not be entitled to any payment;

D.	The Award has resulted in the recognition of certain financial accounting charges against the earnings of CBI and would continue to cause CBI to incur additional charges during the term of the Award;

E.	The Compensation Nominating and Governance Committee of the Board of Directors has determined that consistent with the philosophical approach adopted by the Committee at its March 1, 2007 meeting regarding events outside the normal course of business, the accounting costs associated with the Award for fiscal year 2008 incurred by CBI for executives who surrender their Awards shall be excluded from any incentive calculation utilizing earnings in any form;

F.	CBI and Grantee desire to eliminate future charges against CBI earnings that would result from the continuance of the Award;

G.	Grantee desires to accommodate CBI’s wishes and is willing to allow CBI to cancel the Award in exchange for no additional consideration; and

H.	CBI and Grantee have agreed that it is in their mutual best interests to cancel the Award.
     In consideration of the premises and for good and valuable consideration, the receipt of which by each party is hereby acknowledged, the parties agree that the Award is hereby cancelled and the agreement evidencing the Award thereof, are terminated and shall be of no further force or effect.
     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the latest date set forth below.

GRANTEE	COLLECTIVE BRANDS, INC.

By:

Title:

Date:	Date: